Exhibit 5

March 11, 2005

Board of Directors

City Holding Company

25 Gatewater Road

Charleston, West Virginia 25313

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by City Holding Company, a West Virginia corporation (the “Corporation”), with respect to the issuance by the Corporation of up to 1,614,728 shares of Common Stock, $2.50 par value per share, of the Corporation (the “Shares”) in connection with the merger of Classic Bancshares, Inc. with and into the Corporation.

We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that the Shares are duly authorized and will be, when issued in the manner described in the Registration Statement (including all Exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state blue sky laws, validly issued, fully paid and non-assessable.

We consent to the use of our name under the captions “Summary–Terms of the Agreement,” “The Merger–Structure of the Merger,” “The Merger Agreement–Conditions to the Merger,” “Material Federal Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement, to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the filing of our tax opinion as Exhibit 8 to the Registration Statement.

Very truly yours,

/s/ Barnes & Thornburg

BARNES & THORNBURG